UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2013

VERIFONE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-32465

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

04-3692546
(IRS Employer Identification No.)

2099 Gateway Place, Suite 600
San Jose, CA 95110
(Address of principal executive offices, including zip code)

408-232-7800
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 9, 2013, VeriFone Systems, Inc. (the “Company”) entered into a stipulation of settlement in the consolidated shareholder class action captioned In re VeriFone Holdings, Inc. Securities Litigation, Case No. C 07-6140, pending in the United States District Court for the Northern District of California (the “Class Action Litigation”) with and among the other defendants and the lead plaintiff therein. The Class Action Litigation is described in more detail in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2013 (the “10-Q”). The settlement is subject to various customary conditions, including preliminary approval by the United States District Court for the Northern District of California (the “Court”), notice to class members, class member opt-out thresholds and final approval by the Court.

If the settlement becomes final, the total settlement consideration paid for the benefit of the settlement class would be $95 million plus a potential Contingent Adjustment (as defined below). The Company has coverage by its insurance carriers for this settlement consideration in the amount of approximately $34 million. The net amount of approximately $61 million (excluding the Contingent Adjustment) will be paid by the Company and is covered by the accrual previously established by the Company for this matter as discussed in the 10-Q.

The “Contingent Adjustment” provides that if the Company is “acquired” within six months from the Court entering an order preliminarily approving the settlement, the settlement amount would be increased by a percentage equal to the percentage increase, if any, (i) in the case of a tender offer or merger, between the per-share acquisition price and the closing price of the Company's shares on the date immediately prior to the public announcement of the acquisition multiplied, in the case of a transaction for less than 100% of the Company's shares, by the percentage of shares being acquired or sold, or (ii) in the case of the sale of substantially all of the assets, between the total amount of consideration received by the Company and the market capitalization of the Company based on the closing price of the Company's shares on the date immediately prior to the public announcement of the transaction, in each case up to a maximum increase in the settlement consideration of $7 million. This provision also applies if an acquisition is publicly announced within such six month period so long as the acquisition closes. For purposes of the settlement, the term “acquired” means (i) the acquisition of at least a majority of the issued and outstanding shares of Company common stock by a third party in a tender offer or exchange offer or merger with the Company or (ii) the acquisition by a third party (other than an affiliate of the Company or the Company's stockholders) of all or substantially all of the Company's assets.

The Company has denied and continues to deny each and all of the claims alleged in the Class Action Litigation. Nonetheless, the Company has agreed to the settlement to eliminate the uncertainty, distraction, burden and expense of further litigation. There is no assurance that the conditions to effect the settlement will be met.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERIFONE SYSTEMS, INC.

August 15, 2013	By: /s/ Albert Liu Name: Albert Liu Title: Executive Vice President, Corporate Development and General Counsel